Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Redpoint Bio Corporation:

We consent to the incorporation by reference in the Registration Statement No. 333-146295 on Form S-8 of Redpoint Bio Corporation of our report dated April 16, 2012, with respect to the balance sheets of Redpoint Bio Corporation as of December 31, 2010 and 2011, and the related statements of operations, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2011, and for the period from August 16, 1995 (inception) to December 31, 2011 which report appears in the December 31, 2011 annual report on Form 10-K of Redpoint Bio Corporation.

Our report dated April 16, 2012 contains an explanatory paragraph that states that the Company has incurred losses and negative cash flows from operations since inception, has an accumulated deficit and limited cash resources that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 16, 2012